SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 26, 2005

Boston Communications Group, Inc.

(Exact name of Company as specified in its charter)

Massachusetts	0-28432	04-3026859
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

55 Middlesex Turnpike Bedford, MA	01730
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (781) 904-5000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

In the Company’s proxy statement dated April 25, 2005 for its annual meeting of stockholders to be held on June 8, 2005, one of the proposals submitted for stockholder approval at the meeting is the Company’s 2005 Stock Incentive Plan (the “2005 Plan”), which reserves 2,400,000 shares of Common Stock of the Company for the issuance of stock options, restricted stock and other stock awards. Upon the recommendation of management, on May 26, 2005, the Company’s Board of Directors determined that, despite being authorized by the 2005 Plan to issue up to 2,400,000 shares, the Company will not be permitted to issue more than 1,500,000 shares of the Company’s Common Stock as stock awards under the 2005 Plan. As a result, subject to adjustment in the event of stock splits and other similar events, the Company will only grant stock awards under the 2005 Plan for (a) 1,500,000 shares of Common Stock, including all shares of Common Stock that were available for issuance under our 1996, 1998 and 2000 Stock Option Plans and 2004 Stock Incentive Plan (collectively, the “Old Plans”) immediately prior to the termination of the Old Plans, plus (b) any shares of Common Stock subject to awards under the Old Plans which expire, terminate, or are otherwise surrendered, canceled or forfeited, provided that the total number of shares available for issuance as stock awards under the 2005 Plan shall not exceed 2,100,000 shares.

In addition, upon the recommendation of management, the Board determined that, despite being permitted by the 2005 Plan, delivery to the Company of a promissory note in connection with the payment of the exercise price of a stock option granted pursuant to the 2005 Plan will not be permitted.

The Company’s equity information as of May 26, 2005 is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (In years)
Common Stock Outstanding	17,640,384	—	—

Options Outstanding	3,419,280	$9.28	6.63

Restricted Shares Outstanding	2,502	$0.01	10.00

Shares available for grant to be terminated upon approval of 2005 Plan (1)	168,909	—	—

(1)	If approved by the Company’s stockholders at the annual meeting, the 2005 Plan will replace the Company’s 1996, 1998 and 2000 Stock Option Plans and 2004 Stock Incentive Plan, the only plans for which there are shares still available for grant.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOSTON COMMUNICATIONS GROUP, INC.

Date: May 26, 2005	By:	/s/ Karen A. Walker
Karen A. Walker Chief Financial Officer